Exhibit 99.1

Lisa Pollina Joins Energy Recovery Board of Directors

SAN LEANDRO, Calif. — September 20, 2021 — Energy Recovery, Inc. (NASDAQ: ERII) today announced the appointment of Lisa Pollina to its Board of Directors.
“Ms. Pollina’s deep expertise in banking and capital markets, and her extensive leadership experience in many other forums, will be a tremendous asset as we pursue our strategy of disciplined and diversified growth. She has served as a trusted advisor to major private financial institutions as well as the U.S. Federal Reserve and served on multiple corporate boards over the years,” said Robert Mao, Chairman of the Board, President and Chief Executive Officer of Energy Recovery. “Through both her global business responsibilities and engagement with multiple international organizations such as the Atlantic Council of the United States and various NATO-related groups over many years, Ms. Pollina brings with her a unique international perspective that will help guide our business decisions here and abroad.”
Ms. Pollina currently provides private equity advisory for alternative asset manager Ares Management (NYSE: ARES) on portfolio investments worldwide. Ms. Pollina previously served as the Vice Chairman for RBC Capital Markets, a $5 billion division of the Royal Bank of Canada, where she grew revenues by 27% during her tenure. Named one of the ‘Top 25 Most Powerful Women in Finance’ by American Banker magazine, she has been a seven-year appointee to the Federal Reserve Bank of the United States’ Working Group on Financial Markets, and an attendee at the International Monetary Fund and World Bank meetings alongside those of the World Economic Forum.
“I am honored to be joining Energy Recovery, especially as the company is entering an important new phase of innovation and growth,” said Ms. Pollina. “With the expansion of our technology into new industries such as industrial wastewater treatment and commercial and industrial refrigeration, I look forward to helping guide the company’s upward trajectory.”
Ms. Pollina holds a Bachelor of Science degree from Western Michigan University, an MBA from the Yale School of Management, and has taught strategy at Yale University and corporate finance at the University of Chicago.
About Energy Recovery
Energy Recovery (NASDAQ: ERII) creates technologies that solve complex challenges for industrial fluid-flow markets worldwide. Building on our pressure exchanger technology platform, we design and manufacture solutions that make industrial processes more efficient and sustainable. What began as a game-changing invention for desalination has grown into a global business accelerating the environmental sustainability of customers’ operations in multiple industries. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing, research and development facilities across California and Texas with sales and on-site technical support available globally. For more information, please visit www.energyrecovery.com.

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